Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axaltacs.com

For Immediate Release
Axalta Releases Third Quarter 2015 Results

•	Net sales of $1.0 billion, a 3.1% year-over-year increase before unfavorable foreign currency translation

•	Adjusted EBITDA of $216.9 million with Adjusted EBITDA margin of 21.7% versus 20.6% in Q3 2014

•	Free cash flow generation of $122 million with $100 million debt prepayment made subsequent to quarter end
PHILADELPHIA, PA, October 28, 2015 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the third quarter ended September 30, 2015.
Charles W. Shaver, Axalta’s Chairman and Chief Executive Officer, commented that “Axalta produced a solid third quarter, including ongoing volume growth and margin expansion, which enabled us to exceed the mid-point of our Adjusted EBITDA guidance for the period. This result was delivered notwithstanding persistent foreign exchange headwinds for our global businesses, which masked otherwise strong profit growth in nearly all segments and regions. Although we also faced some challenges in the quarter from the slowdown in the Chinese economy, including automotive end-markets, we are encouraged that demand indicators now show signs of recovery.”
“Regarding our 2015 operating and financial goals, we are pleased with the progress we have made to date, and we continue to execute our plan in a disciplined way with the goal of creating shareholder value through profitable revenue growth, strong cash generation, and effective capital allocation,” Mr. Shaver continued. “We made good progress on our growth and productivity initiatives in the third quarter, including our first realized savings from The Axalta Way program.”
Third Quarter Consolidated Financial Results
Net sales of $1.0 billion for the third quarter of 2015 increased 3.1% year-over-year excluding unfavorable foreign currency translation, while declining 9.8% on an as-reported basis. Net sales growth excluding currency was driven by 2.1% volume increases, indicating continued underlying strength in our global coatings markets. Higher average selling prices in the quarter added modestly to net sales, while unfavorable foreign currency translation reduced net sales by 12.9% compared to the third quarter last year.
Adjusted EBITDA of $216.9 million for the third quarter compared with $228.0 million in Q3 2014, while Adjusted EBITDA margins in the quarter expanded to 21.7% from 20.6% reported last year. Margin improvement was driven by several factors including increased volumes, improved mix and pricing, as well as lower costs resulting from our operating improvement initiatives. These factors were offset by negative foreign currency translation and incremental investments to support growth of key businesses.
Performance Coatings Results
Net sales in Performance Coatings of $600.6 million for Q3 2015 represented a 5.1% year-over-year increase excluding foreign currency translation, and a decrease of 9.5% on an as-reported basis. Net sales growth drivers included volume growth of 3.4% and higher average selling prices of 1.7% in the period, more than offset by 14.6% unfavorable currency translation. Refinish end-market Q3 net sales increased 5.2% on a constant currency basis (decreased 10.7% as-reported), while our Industrial end-market posted 4.7% growth excluding the impact of currency (decreased 6.3% as-reported).
The Performance Coatings segment generated Adjusted EBITDA of $139.0 million in the third quarter, a 6.4% year-over-year decrease. Positive volume and pricing contributions, coupled with variable cost savings, were more than offset by negative foreign currency translation and incremental investments in growth initiatives. Performance Coatings segment Adjusted EBITDA margin of 23.1% for the third quarter reflected a 70 basis point increase compared to the corresponding quarter of the prior year.

Transportation Coatings Results
The Transportation Coatings segment reported net sales of $399.7 million in the third quarter, largely flat excluding foreign currency translation, and a decrease of 10.3% on an as-reported basis versus third quarter 2014. Volume and price combined for 0.2% net sales growth, offset by 10.5% unfavorable foreign currency translation versus the prior year. Light Vehicle end-market net sales declined slightly by 0.9% on a constant currency basis compared to the third quarter of 2014 (decreased 11.3% as-reported). Our Commercial Vehicle end-market reported net sales growth of 4.0% on a constant currency basis versus last year (decreased 6.7% as-reported). While North America continued to experience solid volume growth in both Light Vehicle and Commercial end-markets, this growth was partially offset by lower demand in regions of Latin America impacted by an ongoing economic recession, as well as a slowdown in China vehicle production during the quarter.
The Transportation Coatings segment generated Adjusted EBITDA of $77.9 million, a decrease of 2.0% compared to the third quarter of 2014 with positive volume, price, and variable cost initiatives more than offset by unfavorable foreign currency translation and moderate incremental investments. The Transportation Coatings segment generated an Adjusted EBITDA margin of 19.5%, an increase of 170 basis points compared to 17.8% in Q3 2014.
Balance Sheet and Cash Flow Highlights
We ended the quarter with cash and cash equivalents of $411.6 million. Our net debt was $3.1 billion as of September 30, 2015, which resulted in Net Debt to latest twelve month Adjusted EBITDA of 3.7x, consistent with our last quarter.
Third quarter operating cash flow was $159 million versus $46 million in the corresponding quarter of 2014. Free cash flow after capital expenditures of $37 million totaled $122 million.
“Axalta’s financial progress in the third quarter remained on track with our goals for the year,” said Robert W. Bryant, Axalta’s Executive Vice President and Chief Financial Officer. “We continue to drive profitable volume growth, ongoing margin expansion and solid free cash flow generation, which enabled us to prepay $100 million on our Term Loan in October 2015.”
2015 Outlook
We are updating our outlook for the full year 2015, including:

•	Net sales growth of 5-7% in constant currency; down mid-single digits including currency impacts versus our previous assumption of down low- to mid-single digits;

•	Adjusted EBITDA of $870-$900 million, with currency translation headwinds anticipated to drive Adjusted EBITDA to the lower end of the range; and

•
Other guidance assumptions remain unchanged including normalized effective tax rate of 27-29%, capital expenditures of approximately $150 million, and net working capital of 13-15% of net sales, excluding non-recurring items.

Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its third quarter 2015 financial results on Wednesday, October 28th, at 8:00 a.m. EDT. The U.S. dial-in phone number for the conference call is (877) 407-0784 and the international dial-in number is +1 (201) 689-8560. A live webcast of the conference call will also be available online at http://ir.axaltacs.com. For those unable to participate in the conference call, a replay will be available through November 4, 2015. The U.S. replay dial-in phone number is (877) 870-5176 and the international replay dial-in number is +1 (858) 384-5517. The replay passcode is 13621709.

Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including those relating to our 2015 full year outlook, net sales growth, Adjusted EBITDA, effective tax rate, capital expenditures and net working capital. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, Adjusted EBITDA, free cash flow, Net Debt and Adjusted Net Income. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Our use of the terms constant currency net sales growth, Adjusted EBITDA, Net Debt and Adjusted Net Income may differ from that of others in our industry. Constant currency net sales growth, Adjusted EBITDA, free cash flow, Net Debt and Adjusted Net Income should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, Adjusted EBITDA, operating free cash flow, net free cash flow, Net Debt and Adjusted Net Income have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This presentation includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the 12,800 people of Axalta continue to find ways to serve our more than 120,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$1,000.3	$1,108.9	$3,083.6	$3,282.9
Other revenue	4.8	6.9	20.1	21.6
Total revenue	1,005.1	1,115.8	3,103.7	3,304.5
Cost of goods sold	628.6	728.1	1,958.1	2,174.1
Selling, general and administrative expenses	219.2	249.4	677.7	746.7
Research and development expenses	13.0	13.4	38.7	36.8
Amortization of acquired intangibles	20.4	20.9	60.5	63.3
Income from operations	123.9	104.0	368.7	283.6
Interest expense, net	50.8	52.6	150.0	166.5
Other expense, net	18.9	62.2	111.4	65.1
Income (loss) before income taxes	54.2	(10.8)	107.3	52.0
Provision for income taxes	17.8	7.5	48.5	18.2
Net income (loss)	36.4	(18.3)	58.8	33.8
Less: Net income attributable to noncontrolling interests	1.3	1.6	3.7	4.2
Net income (loss) attributable to controlling interests	$35.1	$(19.9)	$55.1	$29.6
Basic net income (loss) per share	$0.15	$(0.09)	$0.24	$0.13
Diluted net income (loss) per share	$0.15	$(0.09)	$0.23	$0.13
Basic weighted average shares outstanding	235.9	229.5	232.7	229.2
Diluted weighted average shares outstanding	240.9	229.5	239.1	229.3

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$411.6	$382.1
Restricted cash	2.9	4.7
Accounts and notes receivable, net	833.3	820.4
Inventories	540.7	538.3
Prepaid expenses and other	75.8	62.9
Deferred income taxes	50.9	64.5
Total current assets	1,915.2	1,872.9
Property, plant and equipment, net	1,374.6	1,514.1
Goodwill	944.5	1,001.1
Identifiable intangibles, net	1,214.4	1,300.0
Other assets	450.2	482.6
Total assets	$5,898.9	$6,170.7
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$443.9	$494.5
Current portion of borrowings	48.8	40.1
Deferred income taxes	6.7	7.3
Other accrued liabilities	330.5	404.8
Total current liabilities	829.9	946.7
Long-term borrowings	3,504.7	3,574.2
Accrued pensions and other long-term employee benefits	265.7	306.4
Deferred income taxes	167.9	208.2
Other liabilities	26.4	23.2
Total liabilities	4,794.6	5,058.7
Commitments and contingencies
Shareholders’ equity
Common shares, $1.00 par, 1,000.0 shares authorized, 237.6 and 229.8 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	236.6	229.8
Capital in excess of par	1,226.4	1,144.7
Accumulated deficit	(171.4)	(226.5)
Accumulated other comprehensive loss	(255.9)	(103.3)
Total Axalta shareholders’ equity	1,035.7	1,044.7
Noncontrolling interests	68.6	67.3
Total shareholders’ equity	1,104.3	1,112.0
Total liabilities and shareholders’ equity	$5,898.9	$6,170.7

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Nine Months Ended September 30,
	2015	2014
Operating activities:
Net income	$58.8	$33.8
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	225.5	229.1
Amortization of financing costs and original issue discount	15.5	15.7
Loss on extinguishment and modification of debt	—	6.1
Deferred income taxes	(1.1)	(15.9)
Unrealized losses on derivatives	2.5	3.1
Realized and unrealized foreign exchange losses, net	90.2	46.7
Stock-based compensation	22.1	6.1
Asset impairment	30.6	—
Other non-cash, net	2.7	(26.0)
Decrease (increase) in operating assets and liabilities:
Trade accounts and notes receivable	(111.6)	(109.7)
Inventories	(44.7)	(50.6)
Prepaid expenses and other assets	(57.3)	(47.7)
Accounts payable	(10.1)	52.4
Other accrued liabilities	(41.5)	(74.2)
Other liabilities	(17.8)	(9.5)
Cash provided by operating activities	163.8	59.4
Investing activities:
Business acquisitions and purchases of controlling interests in affiliates (net of cash acquired)	(19.9)	—
Purchase of property, plant and equipment	(93.8)	(155.6)
Restricted cash	1.7	(4.3)
Proceeds (purchases) of interest in affiliates, net	0.7	(6.5)
Proceeds from sale of assets	0.5	17.6
Other investing activities	(0.3)	(0.2)
Cash used for investing activities	(111.1)	(149.0)
Financing activities:
Proceeds from short-term borrowings	3.0	23.7
Payments on short-term borrowings	(15.6)	(30.9)
Payments on long-term debt	(20.5)	(114.1)
Dividends paid to noncontrolling interests	(4.4)	(1.6)
Debt modification fees	—	(3.0)
Equity contribution	—	2.5
Proceeds from option exercises	60.4	2.9
Tax windfall due to option exercises	7.4	—
Other financing activities	(0.2)	—
Cash provided by (used for) financing activities	30.1	(120.5)
Increase (decrease) in cash and cash equivalents	82.8	(210.1)
Effect of exchange rate changes on cash	(53.3)	(15.9)
Cash and cash equivalents at beginning of period	382.1	459.3
Cash and cash equivalents at end of period	$411.6	$233.3

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA calculations discussed above to net income (loss) for the periods presented (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$36.4	$(18.3)	$58.8	$33.8
Interest expense, net	50.8	52.6	150.0	166.5
Provision (benefit) for income taxes	17.8	7.5	48.5	18.2
Depreciation and amortization	75.4	76.2	225.5	229.1
EBITDA	180.4	118.0	482.8	447.6
Inventory step-up (a)	0.5	—	1.0	—
Financing fees and debt extinguishment (b)	—	3.0	—	6.1
Foreign exchange remeasurement losses, net (c)	23.7	59.6	90.2	45.1
Long-term employee benefit plan adjustments (d)	(0.5)	(4.7)	(0.1)	(0.2)
Termination benefits and other employee related costs (e)	0.8	3.2	19.3	9.1
Consulting and advisory fees (f)	7.2	8.8	17.1	29.5
Transition related costs (g)	—	33.5	—	81.0
Offering related costs (h)	1.4	3.2	3.1	3.2
Other adjustments (i)	3.7	2.6	14.8	13.6
Dividends in respect of noncontrolling interest (j)	(0.3)	—	(4.4)	(1.6)
Management fee expense (k)	—	0.8	—	2.4
Asset impairment (l)	—	—	30.6	—
Adjusted EBITDA	$216.9	$228.0	$654.4	$635.8

(a)
During the nine months ended September 30, 2015, we recorded non-cash fair value inventory adjustments associated with our acquisitions. These adjustments increased cost of goods sold by $0.5 million and $1.0 million for the three and nine months ended September 30, 2015, respectively.

(b)
In connection with an amendment to the Senior Secured Credit Facilities in February 2014, we recognized $3.1 million of costs during the nine months ended September 30, 2014. At September 30, 2014, we prepaid $100.0 million of the outstanding New Dollar Term Loan and recorded a pre-tax loss on extinguishment of $3.0 million

(c)	Eliminates foreign currency exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies.

(d)
Eliminates the non-service cost components of long-term employee benefit costs. Additionally, we deducted a pension curtailment gain of $6.6 million recorded during the three and nine months ended September 30, 2014.

(e)
Represents expenses primarily related to employee termination benefits and other employee-related costs. Termination benefits include the costs associated with our headcount initiatives associated with cost saving opportunities that were related to our transition to a standalone entity and our Axalta Way cost savings initiatives in 2015.

(f)
Represents fees paid to consultants, advisors, and other third-party professional organizations for professional services. Amounts incurred for the three and nine months ended September 30, 2015 primarily relate to our Axalta Way cost savings initiatives. Amounts incurred for the three and nine months ended September 30, 2014 relate to our transition from DuPont to a standalone entity.

(g)	Represents charges associated with the transition from DuPont to a standalone entity, including branding and marketing, information technology related costs, and facility transition costs.

(h)	Represents costs associated with the offering of our common shares through the Carlyle Offerings.

(i)
Represents costs for certain unusual or non-operational (gains) and losses, including a $5.4 million gain recognized during the nine months ended September 30, 2015 resulting from the remeasurement of our previously held interest in an equity method investee upon the acquisition of a controlling interest, stock-based compensation, equity investee dividends, indemnity losses associated with the Acquisition, and loss (gain) on sale and disposal of property, plant and equipment.

(j)	Represents the payment of dividends to our joint venture partners by our consolidated entities that are not wholly owned.

(k)
Pursuant to Axalta’s management agreement with Carlyle Investment for management and financial advisory services and oversight provided to Axalta and its subsidiaries, Axalta was required to pay an annual management fee of $3.0 million and out-of-pocket expenses. This agreement terminated upon completion of the IPO in November 2014.

(l)
As a result of the currency devaluation in Venezuela, we evaluated the carrying values of our long-lived assets for impairment and recorded an impairment charge relating to a real estate investment of $30.6 million during the nine months ended September 30, 2015.

The following table reconciles net income (loss) to adjusted net income for the periods presented (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$36.4	$(18.3)	$58.8	$33.8
Less: Net income attributable to noncontrolling interests	1.3	1.6	3.7	4.2
Net income (loss) attributable to controlling interests	35.1	(19.9)	55.1	29.6
Inventory step-up (a)	0.5	—	1.0	—
Financing costs and debt extinguishment (b)	—	3.0	—	6.1
Foreign exchange remeasurement losses, net (c)	23.7	59.6	90.2	45.1
Termination benefits and other employee related costs (d)	0.8	3.2	19.3	9.1
Consulting and advisory fees (e)	7.2	8.8	17.1	29.5
Transition related costs (f)	—	33.5	—	81.0
Offering related costs (g)	1.4	3.2	3.1	3.2
Other adjustments (h)	0.3	0.3	7.5	7.7
Management fee expense (i)	—	0.8	—	2.4
Asset impairment (j)	—	—	30.6	—
Pension curtailment gain (k)	—	(6.6)	—	(6.6)
Total adjustments	33.9	105.8	168.8	177.5
Income tax impacts (l)	4.8	21.2	38.1	56.9
Adjusted net income	$64.2	$64.7	$185.8	$150.2

(a)
During the nine months ended September 30, 2015, we recorded non-cash fair value inventory adjustments associated with our acquisitions. These adjustments increased cost of goods sold by $0.5 million and $1.0 million for the three and nine months ended September 30, 2015, respectively.

(b)
In connection with an amendment to the Senior Secured Credit Facilities in February 2014, we recognized $3.1 million of costs during the nine months ended September 30, 2014. At September 30, 2014, we prepaid $100.0 million of the outstanding New Dollar Term Loan and recorded a pre-tax loss on extinguishment of $3.0 million

(c)	Eliminates foreign currency exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies.

(d)
Represents expenses primarily related to employee termination benefits and other employee-related costs. Termination benefits include the costs associated with our headcount initiatives associated with cost saving opportunities that were related to our transition to a standalone entity and our Axalta Way cost savings initiatives in 2015.

(e)
Represents fees paid to consultants, advisors, and other third-party professional organizations for professional services. Amounts incurred for the three and nine months ended September 30, 2015 primarily relate to our Axalta Way cost savings initiatives. Amounts incurred for the three and nine months ended September 30, 2014 relate to our transition from DuPont to a standalone entity.

(f)	Represents charges associated with the transition from DuPont to a standalone entity, including branding and marketing, information technology related costs, and facility transition costs.

(g)	Represents costs associated with the offering of our common shares through the Carlyle Offerings.

(h)
Represents costs for certain unusual or non-operational (gains) and losses, including a $5.4 million gain recognized during the nine months ended September 30, 2015 resulting from the remeasurement of our previously held interest in an equity method investee upon the acquisition of a controlling interest, accelerated stock-based compensation, indemnity losses associated with the Acquisition, and loss (gain) on sale and disposal of property, plant and equipment.

(i)
Pursuant to Axalta’s management agreement with Carlyle Investment for management and financial advisory services and oversight provided to Axalta and its subsidiaries, Axalta was required to pay an annual management fee of $3.0 million and out-of-pocket expenses. This agreement terminated upon completion of the IPO in November 2014.

(j)
As a result of the currency devaluation in Venezuela, we evaluated the carrying values of our long-lived assets for impairment and recorded an impairment charge relating to a real estate investment of $30.6 million during the nine months ended September 30, 2015.

(k)	We deducted a pension curtailment gain of $6.6 million recorded during the three and nine months ended September 30, 2014.

(l)	Represents income tax impact associated with the pre-tax adjustments, as well as the impact of the removal of discrete income tax adjustments within our effective tax rate.